Exhibit 1(a)(3)

                                                            [STAMP]
                                                      OFFICE OF THE CLERK
                                                            CITY HALL
                                                      BOSTON, MA 02201
                                                            FEB 7 1994

                                AARP INCOME TRUST

                            Certificate of Amendment

      The undersigned, being a duly elected and qualified Trustee of AARP Income Trust (the "Trust"), a business trust organized under the laws of The Commonwealth of Massachusetts pursuant to an Amended and Restated Declaration of Trust dated November 1, 1984, as amended, does hereby certify that at a meeting of the Shareholders of the Trust, by the favorable vote on January 13, 1994 of a majority of the shares issued and entitled to vote, the Shareholders adopted an amendment to the Declaration of Trust as follows (additions underlined, deletions struck out):

      Section 6.6. Redemption of Shareholder Interest. The Trust shall have the right at any time without prior notice to the Shareholder to redeem Shares of any Shareholder for their then current net asset value per Share if at any such time the Shareholder owns Shares having an aggregate net asset value of less than an amount set from time to time by the Trustees subject to such terms and conditions as the Trustees may approve, and subject to the Trust's giving general notice to all Shareholders of its intention to avail itself of such right, either by publication in the Trust's prospectus, if any, or by such other means as the Trustees may determine.

      IN WITNESS WHEREOF, the undersigned has executed this Certificate this 25th day of January, 1994.


DATED: January 25, 1994                   /s/ Cuyler W. Findlay
                                          -------------------------
                                              Cuyler W. Findlay, Trustee

Then personally appeared Cuyler W. Findlay, the above-named Trustee, who acknowledged the foregoing instrument to be his free act and deed.

                                          Before me,


                                          /s/ Therese M. Meany
                                          --------------------------
                                              Notary Public
                                              My Commission Expires:

                                                          [STAMP]
                                                    THERESE M. MEANY
                                            NOTARY PUBLIC, State of New York
                                             No. 41-2844550 - Queens County
                                          Certificate Filed in New York County
                                              Term Expires November 30, 1995